Exhibit 99.1

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM CORPORATION REPORTS FIRST QUARTER RESULTS

MERCERVILLE, NJ, MAY 6, 2008 – Congoleum Corporation (OTC: CGMC) today reported its financial results for the first quarter ended March 31, 2008.  Sales for the three months ended March 31, 2008 were $47.7 million, compared with sales of $49.3 million reported in the first quarter of 2007, a decrease of 3.3%. Net income for the quarter was $1.7 million, compared with a net loss of $351 thousand in the first quarter of 2007. Net income per share was $.20 in the first quarter of 2008 compared with a net loss of $.04 per share in the first quarter of 2007.

The loss for the three months ended March 31, 2007 includes $2.8 million of interest on Congoleum’s 8-5/8% Senior Notes. Under the terms of its pending reorganization plan, Congoleum will not pay interest on the Senior Notes for the period commencing with the filing of its bankruptcy.  In the fourth quarter of 2007 Congoleum reversed the post-bankruptcy interest it had previously recorded on the Senior Notes.  Congoleum is no longer recording interest expense on the Senior Notes, and there was no interest expense on the Senior Notes in the three months ended March 31, 2008. During the first quarter of 2008, Congoleum received a payment of $10.1 million, including $1.0 million of interest, on a note for settlement of a legal fee disgorgement.  The $1.0 million of interest income is included in net income for the three months ended March 31, 2008.

Roger S. Marcus, Chairman of the Board, commented, “Given the sharp deterioration in economic conditions versus the first quarter of 2007, I am very pleased that we were able to hold our sales decline to under 4%. All three of our markets – manufactured housing, new construction, and remodeling – are down to a much greater degree, in excess of 20% by my estimate.  The relative strength of our own performance in this climate reflects the continued sales growth of our unique Dura products, as well as new marketing initiatives launched in the fourth quarter of 2007 and the benefit of selling price increases.”

Mr. Marcus continued, “We have maintained our operating expenses at the reduced levels established last year, despite inflationary pressures on medical benefits and other costs.  Unfortunately, raw material costs have escalated significantly with the price of oil, and we were only able to partly mitigate this through continued improvements in manufacturing efficiency and pricing actions, resulting in a gross margin decline of 1.5% of net sales versus the first quarter of 2007.”

“While this is unquestionably one of the most difficult periods we have ever faced in terms of market conditions, the steps we have taken to reduce our break-even point have served us well.  We have been able to offset much of the impact of lower sales volume and higher raw material costs that we have experienced.  These efforts should help assure our viability not only through this severe downturn, but also position us to take significant advantage of the recovery when it comes.  In addition to a lean cost structure, we also have the benefit of significant liquidity which was augmented by the $10.1 million legal fee disgorgement we collected in March. We ended the quarter with over $29 million in cash.”

Mr. Marcus concluded, “Our employees deserve tremendous credit for the results achieved in this economic environment, especially given the extra challenges presented by our reorganization proceedings. On that front, I am pleased to report that the reorganization plan has been distributed for voting and initial results of the voting are encouraging.  All creditor groups have shown their commitment to remaining on schedule for the June 26th  confirmation hearing, and I remain hopeful that Congoleum will emerge from bankruptcy some time this year.”

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.  A joint plan of reorganization was filed on February 5, 2008 and a confirmation hearing on that plan is scheduled for June 26, 2008.  Existing shares of Congoleum common stock would be cancelled pursuant to the terms of that plan, if confirmed, and holders of existing shares would receive nothing on account of their cancelled shares.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, including the pending reorganization plan, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum, including the pending reorganization plan, and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as its controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

CONGOLEUM CORPORATION
RESULTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007

Net Sales	$47,697	$49,315
Cost of Sales	36,824	37,316
Selling, General & Administrative Expenses	9,132	9,451
Income from Operations	1,741	2,548

Interest Income/(Expense), net	931	(2,857)
Other Expense	(64)	(42)
Net Income / (Loss) before taxes	$2,608	$(351)
Provision for Taxes	929	--
Net Income / (Loss) Income	$1,679	$(351)
Net Income / (Loss) Per Share, Basic & Diluted	$0.20	$(0.04)
Weighted Average Number of Common Shares Outstanding – Basic & Diluted	8,272	8,272

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures	$468	$384
Depreciation and Amortization	$2,673	$2,750

CONDENSED BALANCE SHEET
(In thousands, except per share amounts)
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS:

Cash and cash equivalents	$29,560	$26,327
Restricted cash	6,557	6,501
Accounts & notes receivable, net	17,353	14,162
Inventory	40,828	35,182
Other current assets	3,127	13,138
Total current assets	97,425	95,310

Property, plant & equipment (net)	59,885	61,993
Other assets (net)	15,318	15,402
Total assets	$172,628	$172,705

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable, accrued expenses & deferred income taxes	$65,840	$70,389
Revolving credit loan - secured debt	12,672	10,551
Liabilities subject to compromise - current	4,997	4,997
Total current liabilities	83,509	85,937

Liabilities subject to compromise	133,891	133,224
Long term debt	--	--
Other liabilities	--	--
Total liabilities	217,400	219,161
Stockholders' equity (deficit)	(44,772)	(46,456)
Total liabilities & stockholders' equity	$172,628	$172,705

ADDITIONAL FINANCIAL INFORMATION:

Working Capital	$13,916	$9,373
Current Ratio	1.2	1.1